PPM America, Inc. 225 West Wacker Dr., Suite 1200 Chicago, IL 60606 312-634-2500

INITIAL CAPITAL AGREEMENT

March 1, 2018

Board of Trustees of PPM Funds
225 W. Wacker Dr., Suite 1200
Chicago, IL  60606

Trustees:

The undersigned hereby subscribes for the following:

• 1,200 shares of beneficial interest, no par value, of the PPM Core Plus Fixed Income Fund;
• 1,100 shares of beneficial interest, no par value, of the PPM Credit Fund;
• 1,100 shares of beneficial interest, no par value, of the PPM Floating Rate Income Fund;
• 1,100 shares of beneficial interest, no par value, of the PPM High Yield Core Fund;
• 1,100 shares of beneficial interest, no par value, of the PPM Long Short Credit Fund;
• 1,100 shares of beneficial interest, no par value, of the PPM Strategic Income Fund
• 1,100 shares of beneficial interest, no par value, of the PPM Large Cap Value Fund;
• 1,100 shares of beneficial interest, no par value, of the PPM Mid Cap Value Fund; and
• 1,100 shares of beneficial interest, no par value, of the PPM Small Cap Value Fund each a series of PPM Funds (collectively the “Funds”), at $10.00 per share for an aggregate purchase price of $100,000 (collectively, the shares of beneficial interest of the Funds shall be referred to as the “Shares”). Our payment in full is hereby confirmed.

The undersigned represents and agrees that it is: 1) an accredited investor within the meaning of the Securities Act of 1933 (the “1933 Act”); 2) purchasing the Shares for investment purposes, for its own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the 1933 Act, nor with any present intention of distributing or selling the Shares; and 3) the investment adviser to the Funds and therefore intimately familiar with all material factors associated with this investment, including all risks associated therewith.

Very truly yours,

PPM AMERICA, INC.

By: /s/ Grant Davidson

Grant Davidson
Chief Financial Officer

Confirmed and Accepted:

PPM FUNDS

By: /s/ Mark B. Mandich

Mark B. Mandich
Trustee, Chief Executive Officer and President